EXHIBIT 99.1

QCR Holdings, Inc. Announces Record Net Income of $3.2 Million for First Quarter of 2012

MOLINE, Ill., April 23, 2012 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("net income") of $3.2 million for the quarter ended March 31, 2012, or diluted earnings per common share of $0.48 after preferred stock dividends of $939 thousand. By comparison, for the quarter ended December 31, 2011, the Company reported net income of $2.7 million, or diluted earnings per common share of $0.35 after preferred stock dividends of $1.0 million. For the first quarter of 2011, the Company reported net income of $2.1 million, or diluted earnings per common share of $0.23 after preferred stock dividends of $1.0 million.

"We are pleased with our second consecutive quarter of record earnings as well as our overall earnings growth over the past two years," stated Douglas M. Hultquist, President and Chief Executive Officer. "Our stock price and market capitalization increased approximately 35% during the quarter. We enjoyed seeing this improvement as it appeared that some of our recent financial performance has translated over to the market. We have proven that we can perform in difficult economic times and are positioned to continue this momentum."

Net Interest Income Grew 16% Compared to First Quarter of 2011

The Company's net interest income for the current quarter totaled $14.2 million, which is a slight increase over the prior quarter, and an increase of $2.0 million, or 16%, over the first quarter of 2011. Net interest margin was 3.09% for the quarter ended March 31, 2012, which is down from 3.18% for the prior quarter, but a significant increase over the net interest margin of 2.78% reported for the first quarter of 2011. The quarter-over-quarter decline in net interest margin was primarily the result of carrying higher levels of excess liquidity as deposit growth continued to outpace loan growth.

Mr. Hultquist added, "Although our net interest margin fell short of the levels we expect long-term, we are pleased with our growth in net interest income over the course of the past year. Considering we continue to operate in an environment of historically low interest rates and elevated competition for quality loans, growth of net interest income is commendable. With loan growth continuing to be modest, we've focused on growing and diversifying our securities portfolio, including increasing our portfolio of agency-sponsored mortgage-backed securities as well as investing in municipalities. This has helped hold our interest income with only modest fluctuation. On the funding side, we continued to have success shifting the mix from higher cost wholesale funding to lower cost core deposits. Specifically, we continued to see significant growth in noninterest-bearing demand deposits with most of this growth coming from our correspondent banking division at Quad City Bank & Trust."

Nonperforming Assets Decline to Less Than 2% of Total Assets

Nonperforming assets at March 31, 2012 were $38.9 million, down $1.6 million, or 4%, from the prior quarter, and down $5.3 million, or 12%, from March 31, 2011. Similarly, the ratio of nonperforming assets-to-total assets declined to 1.95% at March 31, 2012, which was down from 2.06% at December 31, 2011, and down from 2.36% at March 31, 2011. Generally, the large majority of the Company's nonperforming assets consist of nonaccrual loans/leases, accruing troubled debt restructurings ("TDRs"), and other real estate owned. The majority of the first quarter decline was the result of improved performance for two accruing TDRs.

Provision for loan/lease losses totaled $780 thousand for the first quarter of 2012, a decrease of $639 thousand over the prior quarter, and a decrease of $288 thousand from the first quarter of 2011. With net charge-offs totaling $563 thousand partially offsetting the provision for loan/lease losses of $780 thousand, the Company's allowance for loan/lease losses to total loans/leases increased slightly to 1.57% at March 31, 2012, from 1.56% at December 31, 2011. The Company's allowance for loan/lease losses to total nonperforming loans/leases increased from 59% at December 31, 2011 to 62% at March 31, 2012.

"Nonperforming assets decreased slightly," stated Mr. Hultquist. "Additionally, we continue to see improving trends in our overall loan quality as our criticized loans declined 8% during the quarter. Improving asset and loan quality has been a strong focus for us and our experienced credit teams have worked hard to produce these positive trends."

During the first quarter of 2011, the Company's total assets increased $26.4 million, or 1%. The Company continued to grow its securities portfolio with an increase of $51.2 million, or 9%. The Company grew loans/leases by $10.8 million, or 1%. These increases were partially offset by a decline in the Company's liquid assets (cash, federal funds sold, and interest-bearing deposits) of $35.9 million, or 36%, as the Company deployed some of its excess liquidity late in the quarter. This net asset growth was funded primarily by growth of core deposits partially offset by declines in federal funds purchased.

"Although the net loan/lease growth during the first quarter was modest, the growth rate increased over the prior quarter," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. "As we continue to face this challenging economic and competitive lending landscape, we are proud of four consecutive quarters of net loan/lease growth. We understand the importance of quality, well-priced loan/lease growth and we have worked hard to grow our assets in a prudent, sustainable manner."

"As of March 31, 2012, the Company reported its qualified small business lending in accordance with SBLF guidelines and calculated a net decline from the baseline of $69.5 million, or 15%, therefore the dividend rate on the SBLF preferred stock remains at 5%," Mr. Gipple continued. "We did see modest increases in overall business lending over the quarter; however, some of these loans didn't meet the SBLF's specific definition for qualified small business lending. Although we've experienced a net decline in qualified small business lending since the baseline, it is important to note that we have continued to support the small businesses in our communities. One example of this support is through our significant participation in the SBA and USDA lending programs. Notably, for 2011, all three of our subsidiary banks were ranked in the top 10 in their respective states for SBA lending volume. Cedar Rapids Bank & Trust was ranked first in the state of Iowa for both SBA and USDA lending volume. The government guaranteed portions of these loans (typically 70% to 85% of the total principal balance) do not qualify as small business lending as defined by SBLF guidelines. Through continued participation in these programs and the efforts of our experienced team of small business bankers, we are well positioned to continue to support small businesses and intend to originate small business loans without sacrificing our high standards for quality."

Noninterest-Bearing Deposits Grew 8% during First Quarter

Mr. Gipple added, "We are quite pleased with the continued success we've had in growing noninterest-bearing deposits and shifting the funding mix from higher cost wholesale funds to core deposits. Currently, our noninterest-bearing deposit portfolio is 30% of our total deposits. Growth of this no-cost funding source has allowed us to shift our funding mix which is the primary reason for our growth in net interest income."

Capital Levels Remain Very Strong

As of March 31, 2012, the Company and subsidiary banks continued to maintain capital at levels well above the minimum requirements administered by the federal regulatory agencies.

"We are committed to maintaining our strong regulatory capital positions," stated Mr. Gipple. "Additionally, we remain strongly committed to self-generating the capital necessary to fully redeem the SBLF preferred capital without a dilutive common equity raise. Record earnings in four of the last five quarters coupled with modest asset growth has enhanced our position for redemption of the SBLF preferred capital."

Mr. Gipple continued, "We do understand the importance of the mix of capital. Currently, our level of preferred capital does provide financial leverage that is contributing to very strong growth in earnings per share for our common shareholders. At the same time, we are focused on strengthening our tangible common equity through continued strong earnings, as well as the future conversion of the Series E Preferred Stock to common. While our current tangible common equity is 3.86% of total tangible assets, the future conversion of the Series E Preferred Stock results in an increase of this ratio to 5.04% on a proforma basis."

Financial highlights for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.11 billion at March 31, 2012, which was flat from December 31, 2011. Loans/leases increased $12.3 million, or 2%, in the first quarter. The bank's securities portfolio grew $21.1 million, or 6%, to $395.8 million as the bank invested excess liquidity and decreased its liquid assets (cash and due from banks, federal funds sold, and interest-bearing deposits) by a combined $30.7 million. The bank continues to expand its deposit portfolio as total deposits grew $59.2 million, or 9%, during the first quarter. Specifically, the bank continues to have success growing its noninterest-bearing deposit portfolio which represents 41% of total deposits. Offsetting this increase, the bank's federal funds purchased declined by $57.4 million. Over the end of the year, select correspondent bank deposits experienced short-term declines which led to a temporarily elevated federal funds purchased position at year end. The bank realized net income of $2.9 million for the quarter ended March 31, 2012, which is an increase of $992 thousand, or 52%, from net income of $1.9 million for the same period of 2011.
  Included in the discussion above and consolidated with Quad City Bank & Trust, m2 Lease Funds, LLC, the Company's leasing subsidiary, grew leases $3.3 million, or 3%, during the first quarter of 2012. Further, m2 realized pre-tax net income of $793 thousand for the quarter ended March 31, 2012, which is an increase of $300 thousand, or 61%, from pre-tax net income of $493 thousand for the same period of 2011.
  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $566.2 million at March 31, 2012, which was an increase of $6.1 million, or 1%, from December 31, 2011. During the first quarter, loans declined $6.3 million, or 2%, as loan demand remained weak. As a result, the bank grew its securities portfolio $14.9 million, or 10%, as it invested some of its excess liquidity. The net growth was funded by deposits as total deposits grew $14.2 million, or 4%. Partially offsetting the deposit growth, the bank's borrowing position declined $7.6 million, or 5%. The bank realized net income of $1.3 million for the quarter ended March 31, 2012, which is a slight increase over the same period of 2011.
  Rockford Bank & Trust, which opened in 2005, had total assets of $312.6 million at March 31, 2012, which was an increase of $18.2 million, or 6%, from December 31, 2011. During the first quarter, the bank grew loans $4.1 million, or 2%. Additionally, the bank grew its securities portfolio by $15.0 million, or 40%, to $52.9 million. The majority of this earning asset growth was funded by deposits which grew $15.6 million, or 7%. The bank realized net income of $326 thousand for the quarter ended March 31, 2012, which is an increase of $95 thousand, or 41%, from net income of $231 thousand for the same period of 2011.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix)  unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	March 31,		December 31,		March 31,
	2012		2011		2011

	(dollars in thousands, except share data)

CONDENSED BALANCE SHEET	Amount	%	Amount	%	Amount	%
Cash, federal funds sold, and interest-bearing deposits	$ 64,728	3%	$ 100,673	5%	$ 133,374	7%
Securities	616,391	31%	565,229	29%	491,558	26%
Net loans/leases	1,192,723	60%	1,181,956	60%	1,135,038	61%
Other assets	119,156	6%	118,752	6%	113,724	6%
Total assets	$ 1,992,998	100%	$ 1,966,610	100%	$ 1,873,694	100%

Total deposits	$ 1,296,749	65%	$ 1,205,458	61%	$ 1,194,858	64%
Total borrowings	525,970	26%	590,603	30%	524,837	28%
Other liabilities	24,512	1%	26,116	1%	21,041	1%
Total stockholders' equity	145,767	7%	144,433	7%	132,958	7%
Total liabilities and stockholders' equity	$ 1,992,998	100%	$ 1,966,610	100%	$ 1,873,694	100%

SELECTED INFORMATION FOR COMMON STOCKHOLDERS' EQUITY
Common stockholders' equity *	$ 82,381		$ 81,047		$ 70,628
Common shares outstanding	4,823,426		4,758,189		4,712,466
Book value per common share **	$ 16.62		$ 16.60		$ 14.62
Tangible book value per common share **	$ 15.94		$ 15.92		$ 13.92
Closing stock price	$ 12.20		$ 9.10		$ 8.40
Market capitalization	$ 58,846		$ 43,300		$ 39,585
Market price / book value	71.43%		53.43%		56.05%
Market price / tangible book value	76.52%		57.18%		60.34%
Tangible common equity *** / total tangible assets	3.86%		3.85%		3.51%

REGULATORY CAPITAL RATIOS:
Total risk-based capital ratio	13.85%	****	13.84%		13.92%
Tier 1 risk-based capital ratio	12.26%	****	12.24%		12.33%
Tier 1 leverage capital ratio	8.60%	****	8.70%		8.66%

* Includes noncontrolling interests and accumulated other comprehensive income.
** Includes accumulated other comprehensive income and excludes noncontrolling interests.
*** Tangible common equity is defined as total common stockholders' equity excluding equity of noncontrolling interests and excluding goodwill and other intangibles. This ratio is a non-GAAP financial measure.
**** Subject to change upon final calculation for regulatory filings due after earnings release.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	March 31,		December 31,		March 31,
	2012		2011		2011

	(dollars in thousands)

ANALYSIS OF LOAN DATA	Amount	%	Amount	%	Amount	%
Nonaccrual loans/leases	$ 19,013	49%	$ 18,995	47%	$ 32,156	73%
Accruing loans/leases past due 90 days or more	721	2%	1,111	3%	123	0%
Troubled debt restructures - accruing	10,868	28%	11,904	29%	3,379	8%
Other real estate owned	8,172	21%	8,386	21%	8,358	19%
Other repossessed assets	125	0%	109	0%	219	0%
Total nonperforming assets	$ 38,899	100%	$ 40,505	100%	$ 44,235	100%

Net charge-offs (calendar year-to-date)	$ 563		$ 8,192		$ 703

Loan/lease mix:
Commercial and industrial loans	$ 352,749	29%	$ 350,794	29%	$ 357,471	31%
Commercial real estate loans	580,946	48%	577,804	48%	549,771	48%
Direct financing leases	96,314	8%	93,212	8%	83,994	7%
Residential real estate loans	103,528	9%	98,107	8%	79,708	7%
Installment and other consumer loans	75,546	6%	78,223	7%	82,855	7%
Deferred loan/lease origination costs, net of fees	2,647	0%	2,605	0%	1,969	0%
Total loans/leases	$ 1,211,730	100%	$ 1,200,745	100%	$ 1,155,768	100%
Less allowance for estimated losses on loans/leases	19,007		18,789		20,730
Net loans/leases	$ 1,192,723		$ 1,181,956		$ 1,135,038

ANALYSIS OF SECURITIES DATA
Securities mix:
U.S. government sponsored agency securities	$ 432,169	70%	$ 428,955	76%	$ 388,459	79%
Residential mortgage-backed and related securities	128,533	21%	108,854	19%	73,180	15%
Municipal securities	53,813	9%	25,689	5%	27,922	6%
Other securities, including held-to-maturity	1,876	0%	1,731	0%	1,997	0%
Total securities	$ 616,391	100%	$ 565,229	100%	$ 491,558	100%

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing demand deposits	$ 385,806	30%	$ 357,184	30%	$ 281,237	24%
Interest-bearing demand deposits	519,731	40%	470,807	39%	521,042	44%
Savings deposits	41,317	3%	39,981	3%	37,689	3%
Time deposits	297,737	23%	292,575	24%	307,151	25%
Brokered time deposits	52,157	4%	44,911	4%	47,739	4%
Total deposits	$ 1,296,748	100%	$ 1,205,458	100%	$ 1,194,858	100%

ANALYSIS OF BORROWINGS DATA
Borrowings mix:
FHLB advances	$ 203,750	39%	$ 204,750	35%	$ 210,250	40%
Wholesale structured repurchase agreements	130,000	25%	130,000	22%	135,000	26%
Customer repurchase agreements	107,910	21%	110,236	19%	117,901	22%
Federal funds purchased	41,990	8%	103,300	17%	16,971	3%
Junior subordinated debentures	36,085	7%	36,085	6%	36,085	7%
Other	6,235	1%	6,232	1%	8,630	2%
Total borrowings	$ 525,970	100%	$ 590,603	100%	$ 524,837	100%

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

	(dollars in thousands, except per share data)

CONDENSED INCOME STATEMENT
Interest income	$ 19,373	$ 19,640	$ 18,651
Interest expense	5,170	5,484	6,442
Net interest income	14,203	14,156	12,209
Provision for loan/lease losses	780	1,419	1,068
Net interest income after provision for loan/lease losses	13,423	12,737	11,141
Noninterest income	3,957	3,896	5,057
Noninterest expense	12,738	12,651	13,012
Net income before taxes	4,642	3,982	3,186
Income tax expense	1,239	1,123	955
Net income	$ 3,403	$ 2,859	$ 2,231
Less: Net income attributable to noncontrolling interests	166	130	106
Net income attributable to QCR Holdings, Inc.	$ 3,237	$ 2,729	$ 2,125

Less: Preferred stock dividends	939	1,028	1,032
Net income attributable to QCR Holdings, Inc. common stockholders	$ 2,298	$ 1,701	$ 1,093

Earnings per share attributable to QCR Holdings, Inc.:
Basic	$ 0.48	$ 0.36	$ 0.23
Diluted	$ 0.48	$ 0.35	$ 0.23

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 1.18	$ 0.93	$ 0.71

Weighted average common shares outstanding	4,800,407	4,755,471	4,671,715
Weighted average common and common equivalent shares outstanding	4,833,399	4,856,296	4,683,717

AVERAGE BALANCES
Assets	$ 2,004,742	$ 1,949,690	$ 1,891,860
Loans/leases	$ 1,198,047	$ 1,196,827	$ 1,173,918
Deposits	$ 1,277,057	$ 1,248,249	$ 1,152,997
Total stockholders' equity	$ 143,823	$ 141,955	$ 131,298
Common stockholders' equity	$ 81,714	$ 79,288	$ 70,493

KEY PERFORMANCE RATIOS
Return on average assets (annualized)	0.65%	0.56%	0.45%
Return on average common equity (annualized) **	11.25%	8.58%	6.20%
Price earnings ratio LTM *	10.34 x	9.78 x	11.83 x
Net interest margin (TEY)	3.09%	3.18%	2.78%
Nonperforming assets / total assets	1.95%	2.06%	2.36%
Net charge-offs / average loans/leases	0.05%	0.18%	0.06%
Allowance / total loans/leases	1.57%	1.56%	1.79%
Efficiency ratio	70.14%	70.08%	75.36%
Full-time equivalent employees	349	355	347

* LTM: Last twelve months
** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc. common stockholders"

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

ANALYSIS OF NET INTEREST INCOME AND MARGIN

	For the Quarter Ended
	March 31, 2012			December 31, 2011			March 31, 2011
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost

	(dollars in thousands)

Securities *	$ 576,530	$ 3,391	2.37%	$ 538,329	$ 3,200	2.38%	$ 447,352	$ 2,693	2.41%
Loans	1,198,047	15,971	5.36%	1,196,827	16,341	5.46%	1,152,997	15,735	5.46%
Other	99,647	201	0.81%	62,215	217	1.40%	176,073	341	0.77%
Total earning assets	$ 1,874,224	$ 19,563	4.20%	$ 1,797,371	$ 19,758	4.40%	$ 1,776,422	$ 18,769	4.23%

Deposits	$ 887,036	$ 1,716	0.78%	$ 889,295	$ 1,991	0.90%	$ 880,633	$ 2,425	1.10%
Borrowings	557,101	3,454	2.49%	535,235	3,493	2.61%	555,108	4,017	2.89%
Total interest-bearing liabilities	$ 1,444,137	5,170	1.44%	$ 1,424,530	5,484	1.54%	$ 1,435,741	6,442	1.79%

Net interest income / spread		$ 14,393	2.76%		$ 14,274	2.86%		$ 12,327	2.44%
Net interest margin			3.09%			3.18%			2.78%

* Includes nontaxable securities. Interest earned and yields on nontaxable securities are determined on a tax equivalent basis using 34% tax rate for each period presented.

			For the Quarter Ended
ANALYSIS OF NONINTEREST INCOME			March 31, 2012		December 31, 2011		March 31, 2011

			(dollars in thousands)

Trust department fees			$ 884		$ 761		$ 951
Investment advisory and management fees			521		478		531
Deposit service fees			814		870		873
Gain on sales of loans, net			399		642		760
Securities gains			--		--		880
Gains (losses) on sales of other real estate owned, net			(189)		(284)		(25)
Earnings on cash surrender value of life insurance			438		413		344
Credit card fees, net of processing costs			127		103		141
Other			963		913		602
Total noninterest income			$ 3,957		$ 3,896		$ 5,057

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits			$ 8,125		$ 7,884		$ 7,474
Occupancy and equipment expense			1,352		1,281		1,289
Professional and data processing fees			1,150		1,122		1,125
FDIC and other insurance			581		549		883
Loan/lease expense			219		388		276
Advertising and marketing			276		452		224
Postage and telephone			288		234		230
Stationery and supplies			143		136		135
Bank service charges			200		201		161
Prepayment fees on Federal Home Loan Bank advances			--		--		832
Other			404		404		383
Total noninterest expense			$ 12,738		$ 12,651		$ 13,012
CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745